Exhibit 8.1

Loeb & Loeb LLP 10100 Santa Monica Blvd. Suite 2200 Los Angeles, CA 90067	Main 310.282.2000 Fax 310.282.2200

February [   ], 2022

Archimedes Tech SPAC Partners Co.
c/o Corporation Service Company
251 Little Falls Drive
Wilmington, DE 19808

Re:	Registration Statement of Archimedes Tech SPAC Partners Co.

Ladies and Gentlemen:

We have acted as United States counsel to Archimedes Tech SPAC Partners Co., a Delaware corporation (“ATSP”), in connection with the proposed business combination (the “Business Combination”) contemplated by a merger agreement, dated as of November 15, 2021 (as it may be amended from time to time, the “Merger Agreement”), which provides for a Business Combination between ATSP, ATSPC Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of ATSP (“Merger Sub”), and SoundHound, Inc., a Delaware corporation (“SoundHound”). Pursuant to the Merger Agreement, Merger Sub will merge with and into SoundHound, with SoundHound surviving the merger as a wholly owned subsidiary of ATSP.

The Business Combination and certain other related transactions are described in the Registration Statement of ATSP on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”), filed on January 10, 2022 (Registration Number 333-262094) as amended through the date hereof (the “Registration Statement”).

In rendering this opinion, we have reviewed the Registration Statement and have assumed with your approval the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the completeness and accuracy of the documents reviewed by us. We have assumed with your approval and have not verified the accuracy of the factual matters and representations set forth in the Registration Statement.

This opinion addresses only certain material U.S. federal income tax consequences of holders of ATSP common stock exercising redemption rights. Based on the foregoing and subject to the assumptions, limitations and qualifications stated in the Registration Statement and herein, we hereby confirm and adopt as our opinion the statements of United States federal income tax law on the date hereof as set forth in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences—Certain Material U.S. Federal Income Tax Consequences of Exercising Redemption Rights.”

This opinion is based upon the existing provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, published revenue rulings and procedures from the United States Internal Revenue Service (“IRS”) and judicial decisions, all as in effect on the date hereof. Any such authority is subject to change, and any change may be retroactive in effect and may affect our opinion as set forth herein. Our opinion is based on the facts, assumptions and representations set forth in the Registration Statement and this opinion. If any of the facts, assumptions or representations is not true, correct or complete, our opinion may not be applicable. We undertake no responsibility to update this opinion or to advise you of any developments or changes as a result of a change in legal authority, fact, representation, assumption or document, or any inaccuracy in any fact, representation or assumption, upon which this opinion is based, or otherwise.

Our opinion is not binding on the IRS or a court. The IRS may disagree with one or more of our conclusions, and a court may sustain the IRS’s position

Very truly yours,

Loeb & Loeb LLP

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For the United States offices, a limited liability partnership including professional corporations. For Hong Kong office, a limited liability partnership.